Exhibit 99.1

Extended Care Information Network, Inc.

Index

Report of Grant Thornton	F-1
Balance Sheet	F-2
Income Statement	F-4
Statement of Stockholders Equity (Deficit)	F-5
Statement of Cash Flows	F-6
Notes to Consolidated Financial Statements	F-7

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors

Extended Care Information Network, Inc.

We have audited the accompanying balance sheet of Extended Care Information Network, Inc., an Illinois Corporation, (the “Company”) as of December 31, 2006 and the related statements of income, stockholders’ deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America as established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financials statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2006 financial statements referred to above present fairly, in all material respects, the financial position of Extended Care Information Network, Inc. as of December 31, 2006, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

As discussed in note 2 to the financial statements, effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment”.

/s/ GRANT THORNTON LLP

Chicago, Illinois
July 31, 2007

Extended Care Information Network, Inc.

BALANCE SHEETS

(in thousands of dollars, except share and per share data)	As of December 31, 2006	As of September 30, 2007
		(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents
Operating	$3,989	$5,175
Restricted	200	200
Accounts receivable, net of allowance for doubtful accounts and credit memos of $99 and $190 for September 30, 2007 and December 31, 2006, respectively	2,948	3,045
Interest receivable	12	17
Deferred tax asset	3,801	5,222
Prepaid expenses	343	367
Other current assets	16	431

Total current assets	11,309	14,457
Property, Plant and Equipment, Net	2,305	2,867
Other Assets	—	460
Deferred Tax Asset	477	477

TOTAL ASSETS	$14,091	$18,261

The accompanying notes are an integral part of these consolidated financial statements.

Extended Care Information Network, Inc.

BALANCE SHEETS – CONTINUED

(in thousands of dollars, except per share data)	As of December 31, 2006	As of September 30, 2007
		(Unaudited)
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES
Accounts payable	$126	$212
Accrued expenses	1,478	1,280
Deferred revenue	4,240	5,106
Current portion of long-term debt	2,400	2,400
Current portion of capital lease obligations	6	7
Other current liabilities	309	334

Total current liabilities	8,559	9,339
LONG-TERM LIABILITIES
Capital lease obligations, less current portion	5	—
Long-term debt, less current portion	7,600	6,400

Total long-term liabilities	7,605	6,400
STOCKHOLDERS’ EQUITY (DEFICIT)
Convertible preferred stock, Series A, $.001 par value; 40,000 shares authorized; 21,532 and 21,432 shares issued and outstanding at September 30, 2007 and December 31, 2006, respectively	21	21
Convertible preferred stock, New Series B, $.001 par value; 30,000 shares authorized; 17,231 shares issued and outstanding at September 30, 2007 and December 31, 2006	17	17
New common stock, $.001 par value; 125,000 shares authorized; 6,888 shares issued and outstanding at September 30, 2007 and December 31, 2006	7	7
New Treasury stock, at cost, 17 and 10 shares outstanding at September 30, 2007 and December 31, 2006, respectively	—	—
Additional paid-in capital	20,543	20,570
Accumulated deficit	(22,661)	(18,093)

Total stockholders’ Equity (Deficit)	(2,073)	2,522

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$14,091	$18,261

The accompanying notes are an integral part of these consolidated financial statements.

Extended Care Information Network, Inc.

STATEMENTS OF INCOME

(in thousands of dollars)	Year ended December 31, 2006	Nine Months Ended September 30,
		2006	2007
		(Unaudited)	(Unaudited)
Net revenue	$14,439	$10,375	$13,624
Operating expenses
Development	2,809	2,087	2,247
Sales, marketing and client services	5,277	3,920	4,222
General and administrative	4,421	3,283	3,535

Total operating expenses	12,507	9,290	10,004

Income from operations	1,932	1,085	3,620
Other income (expense)
Interest income	79	60	134
Interest expense	(524)	(288)	(608)
Other	21	23	1

Total other expense	(424)	(205)	(473)

Income before provision for income taxes	1,508	880	3,147
Income tax benefit	2,095	1,571	1,421

NET INCOME	$3,603	$2,451	$4,568

The accompanying notes are an integral part of these consolidated financial statements.

Extended Care Information Network, Inc.

STATEMENT OF STOCKHOLDERS’ DEFICIT

	Preferred stock
	Series A		Old Series B		New Series B		Series C		Old common stock		New common stock		Old treasury stock		New treasury stock		Additional paid-in capital	Accu- mulated deficit	Total stock- holders’ equity (deficit)
(in thousands)	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at January 1, 2006	—	—	19,956	$199	—	—	382	$4	10,346	$10,834	—	—	(22)	$(2)	—	—	$6,471	$(26,077)	$(8,571)

Exercise of stock warrants	—	—	—	—	—	—	—	—	740	149	—	—	—	—	—	—	—	—	149
Exercise of stock options	—	—	—	—	—	—	—	—	7	—	—	—	—	—	—	—	—	—	—
Purchase of treasury stock	—	—	—	—	—	—	—	—	—	—	—	—	(4)	—	—	—	—	—	—
Imputed dividends on preferred stock	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(187)	(187)
Repurchase of stock under recapitalization	—	—	(11,298)	(113)	—	—	(222)	(2)	(1,493)	(1,648)	—	—	—	—	—	—	(3,819)	—	(5,582)
Exchange of stock under recapitalization	21,432	21	(8,658)	(86)	—	—	(160)	(2)	(9,600)	(9,335)	—	—	26	2	—	—	5,633	—	(3,767)
Issuance of stock	—	—	—	—	17,231	17	—	—	—	—	—	—	—	—	—	—	12,563	—	12,580
Financing costs	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(1,142)	—	(1,142)
Exercise of stock options	—	—	—	—	—	—	—	—	—	—	6,888	7	—	—	—	—	627	—	634
Purchase of treasury stock	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(10)	—	(2)	—	(2)
Stock compensation expense - FAS 123R	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	113	—	113
Income tax benefit from exercise of stock options - APB 25	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	99	—	99
Net income	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	3,603	3,603

Balance at December 31, 2006	21,432	$21	—	—	17,231	$17	—	—	—	—	6,888	$7	—	—	(10)	—	$20,543	$(22,661)	$(2,073)

Exercise of stock warrants	100	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	10	—	10
Purchase of treasury stock	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(8)	—	(1)	—	(1)
Stock compensation expense - FAS 123R	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	18	—	18
Net income	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	4,568	4,568

Balance at September 30, 2007 (unaudited)	21,532	$21	—	$—	17,231	$17	—	$—	—	$—	6,888	$7	—	$—	(18)	$—	$20,570	$(18,093)	$2,522

The accompanying notes are an integral part of these consolidated financial statements.

Extended Care Information Network, Inc.

STATEMENTS OF CASH FLOWS

(in thousands of dollars)	Year ended December 31, 2006	Nine Months ended September 30, (unaudited)
		2006	2007
Cash flows from operating activities:
Net income	$3,603	$2,451	$4,568
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	797	551	803
Provision for doubtful accounts and credit memos	(77)	—	—
Income tax benefit	(2,095)	(1,571)	(1,421)
Stock compensation expense	113	107	18
Changes in assets and liabilities:
Accounts receivable	(1,061)	(636)	(97)
Interest receivable	(12)	—	(5)
Deferred acquisitions costs	—	—	(460)
Prepaid expenses	(205)	(191)	(23)
Other current assets	(12)	2	(416)
Accounts payable	30	236	86
Accrued expenses	689	480	(198)
Deferred revenue	781	596	867
Other current liabilities	(39)	(25)	25

Net cash provided by operating activities	2,512	2,000	3,747
Cash flows from investing activities:
Capitalized software development costs	(498)	(381)	(632)
Purchase of property and equipment	(1,168)	(914)	(733)

Net cash used in investing activities	(1,666)	(1,295)	(1,365)
Cash flows from financing activities:
Redemption of Series A preferred stock	(6,000)	(6,000)	—
Dividend payments	(6,704)	(6,704)	—
Proceeds from issuance of stock	12,581	12,582	—
Repurchase of stock under recapitalization	(9,350)	(9,350)	—
Proceeds from the exercise of stock options	635	512	—
Purchase of treasury stock	(2)	(2)	(1)
Proceeds from the exercise of stock warrants	149	149	10
Obligations under capital leases	(6)	(4)	(5)
Borrowings (repayments) of long-term debt	10,000	10,000	(1,200)
Financing costs	(1,142)	(1,142)	—

Net cash provided by (used in) financing activities	161	41	(1,196)
Net increase in cash and cash equivalents	1,007	746	1,186
Cash and cash equivalents at beginning of year	2,982	2,982	3,989

Cash and cash equivalents at end of year	$3,989	$3,728	$5,175

Supplemental disclosure of cash flow information:
Cash paid for interest	$466	$242	$504
Cash paid for dividends	$6,704	$6,704	$—
Supplemental disclosure of non-cash activities:
Preferred stock dividends	$187	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

EXTENDED CARE INFORMATION NETWORK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar and share amounts in thousands, except per share amounts)

(Periods subsequent to December 31, 2006 are unaudited)

1. NATURE OF BUSINESS

Extended Care Information Network, Inc. (the “Company”) was incorporated in May 1995. The Company offers Internet-based products and services that streamline the data capture and communication process associated with hospital case management work flow, improve the discharge-planning process for hospitals, enhance the admissions process for extended care providers (“ECPs” or “Providers”), and assist consumers in locating ECPs and information on senior health issues. The Company operates primarily in the United States of America. The Company’s core products include the following applications and services.

ExtendedCare Professional™ Discharge Planning (“Discharge Planning”)

Discharge Planning is a powerful work flow automation tool that assists healthcare organizations to manage their discharge planning and patient referral process. The product optimizes patient length-of-stay and throughput while improving patient and family satisfaction. Discharge Planning connects hospitals with ECPs, including nursing homes and other senior living facilities, home healthcare agencies, durable medical equipment companies, transportation providers, and other community-based, post-acute care services.

ExtendedCare Professional™ Utilization Management (“Utilization Management”)

Introduced in September 2005, Utilization Management enables case managers to document patient reviews, electronically communicate clinical/patient data to appropriate payors (insurance companies and government agencies), accelerate payment for services, and capture payment for services that are denied by payors. Utilization Management automates the denial management and appeals process by using sophisticated alerts and management reports.

ExtendedCare Provider Access™ (“Provider Access”)

Provider Access allows ECPs to electronically receive referral information from hospitals and electronically communicate their ability to accept the patient. Provider Access streamlines the admissions process for ECPs while enhancing their presence in the marketplace. Additionally, ECPs are able to market their services to hospital case managers, social workers and discharge planners, as well as to the general public.

Referral Assistance Program™ (“RAP”)

RAP is a service provided by the Company to hospitals that need assistance with discharging clinically complex patients. Hospitals, on a case-by-case basis, provide the Company with difficult-to-place patient information, and the Company internally processes the patient data through its automated Discharge Planning solution to its network of ECPs.

Searchable Web Site™ (“Web Site”)

Web Site, www.extendedcare.com, is a comprehensive nationwide database of over 85,000 ECPs available to families and caregivers searching for appropriate extended care facilities or services.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

These financial statements have been prepared on the basis of accounting principles generally accepted in the United States of America.

Unaudited Interim Financial Statements

The unaudited financial statements as of September 30, 2007 and for the nine months ended September 30, 2006 and 2007 have been prepared in accordance with generally accepted accounting principles for interim financial information and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments, consisting only of normal recurring accruals, considered necessary for a fair statement of the results of these interim periods have been included. The results of operations for the nine months ended September 30, 2007 are not necessarily indicative of the results that may be expected for the full year.

Reclassifications

Certain amounts reported in the prior year have been reclassified from what was previously reported to conform to the current year’s presentation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash and highly liquid short-term investments, primarily money market funds, with original maturities of 90 days or less at the time of purchase and are recorded at cost, which approximates market value.

Restricted Cash

The Company maintains restricted cash invested in certificates of deposit, which mature within one year and are used as security for the Company’s office leases.

Accounts Receivable, Allowance for Doubtful Accounts Receivable, and Credit Memos

Accounts receivable are due within 30 days and stated at amounts due from customers net of allowance for doubtful accounts and credit memos. Accounts receivable balances are determined to be delinquent when the amount is past due based on the payment terms with the customer. The allowance for doubtful accounts is recorded to provide for estimated losses resulting from uncollectible accounts. Non-specific allowances are recorded based on historical experience and management’s assessment of a variety of factors related to the general financial condition of the Company’s customer base. The Company reviews the collectibility of individual accounts and assesses the adequacy of the allowance for doubtful accounts. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. Payments subsequently received on such receivables are credited to the allowance for doubtful accounts.

Allowances for credit memos was $45 for December 31, 2006 and September 30, 2007. The account is trued up at year end to adjust accounts receivable to net realizable value. Throughout the year, credit memos offset against revenue. The Company does not have any off-balance-sheet exposure to its customers.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed on the straight-line method over the estimated useful lives of the related assets. Upon asset retirement or other disposition, cost and the related accumulated depreciation and amortization are removed from the accounts, and any gain or loss is included in the statements of operations. Amounts expended for repairs and maintenance are charged to operations as incurred.

Software Developed

The Company capitalizes software development costs in accordance with American Institute of Certified Public Accountants (“AICPA”) Statement of Position (“SOP”) No. 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” Computer software costs incurred in the preliminary project stage are expensed as incurred. Once the capitalization criteria have been met, external direct costs of materials, services and payroll and payroll-related costs for employees are capitalized. Costs incurred during the post-implementation stage for support and maintenance are expensed as incurred.

During the nine months ended September 30, 2007 and the year ended December 31, 2006, the Company capitalized software development costs of $632 and $498, respectively.

Amortization is recorded based on the straight-line method over the estimated economic life of the asset, which is estimated to be three years.

Revenue Recognition

The majority of the Company’s revenue is derived from fees earned though the contracting of licenses and subscriptions for its Discharge Planning, Utilization Management and Provider Access products. In addition, the Company derives revenue from services rendered for installation, training, activation, web site development, and consulting services associated with the sale of these products.

The Company recognizes revenue in accordance with Emerging Issues Task Force (“EITF”) Issue 00-21, “Revenue Arrangements with Multiple Deliverables” and Staff Accounting Bulletin (“SAB”) No. 104 “Revenue Recognition in Financial Statements.”

EITF Issue 00-21 addresses arrangements under which a company will perform multiple revenue-generating activities and how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting. EITF Issue 00-21 states that, in an arrangement with multiple deliverables, the delivered item(s) should be considered a separate unit of accounting if all the following criteria are met: 1) the delivered item(s) has value to the customer on a stand-alone basis; the item(s) has a value on a standalone basis if it is sold separately by any vendor or the customer could resell the delivered item(s) on a standalone basis; 2) there is objective and reliable evidence of the fair value of the undelivered item(s); and 3) if the arrangement includes a general right of return relative to the delivered item, delivery or performance of the undelivered item(s) is considered probable and substantially in control of the vendor.

The Company’s deliverable(s) do not qualify as separate units of accounting; therefore, all revenue from the deliverable(s) is treated as one unit of accounting. The timing of revenue recognition for a given unit of accounting depends on the nature of the deliverable(s) comprising that unit of accounting and whether the general conditions for revenue recognition under SAB No. 104 have been met.

SAB No. 104 states that, upon inception of the license term, revenue should be recognized in a manner consistent with the nature of the transaction and the earnings process and that revenue from up-front fees, even if non-refundable, should be earned over the term of the arrangement or the expected period of performance if the relationship is expected to extend beyond the initial term and the customer continues to benefit from the payment of the up-front fee.

In accordance with SAB No. 104, license and subscription fee revenue is deferred and recognized on a straight-line basis over the term of the contract. The initial term of the contracts typically range from one to two years and automatically renew for successive one-year terms (renewal terms) unless either party serves written notice of termination at least 60 days prior to the end of the initial term or renewal terms.

Revenue from the sale of installation, training, activation, and web site development services are deferred and recognized over the estimated life of the customer relationship, which is 60 and 72 months for provider and hospital customers, respectively. The estimated life of the customer relationship was determined by examining historical data, as well as considering market factors such as competition, threats of new entrants, threats of substitutes, and technological advances in the marketplace.

The Company records certain revenue and expenses consistent with EITF Issue 99-19, “Recording Revenue Gross as a Principal Versus Net as an Agent.”

The Company records certain out-of-pocket expenses consistent with EITF Issue 01-14, “Income Statement Characterization of Reimbursements Received for “Out-of-Pocket Expenses Incurred.” Reimbursable expenses were $356, $237 and $327 for the nine months ended September 30, 2007 and 2006 and for the year ended December 31, 2006, respectively.

Deferred Revenue

The Company generally invoices customers quarterly in advance. Amounts invoiced, but not earned, are recorded as deferred revenue. Deferred revenue consists of license, subscription, installation, activation, training, and web site development fees received but not yet earned.

Interest Income

Interest income is recognized on an accrual basis. Interest income consists of amounts earned on cash balances, money market funds and certificates of deposit.

Income Taxes

Deferred tax assets and liabilities are determined based on the difference between the financial statement basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Under this method, a valuation allowance is required against net deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. Management evaluates the recoverability of the deferred tax assets and the level of the valuation allowance. At such time as it is determined that it is more likely than not that deferred tax assets are realizable, the valuation allowance will be appropriately reduced.

Stock-Based Compensation

Through December 31, 2005, the Company accounted for stock-based compensation awards to employees using the intrinsic value method prescribed in Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees and Related Interpretations,” and included pro forma information as required by Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation,” and as amended by SFAS No. 148, “Accounting for Stock-Based Compensation Transition and Disclosure.”

On December 16, 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS 123(R). SFAS 123(R) supersedes APB Opinion No. 25 and amends SFAS No. 95, “Statement of Cash Flows.” Generally, SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their estimated fair value at date of grant amortized over the grant’s vesting period.

The Company adopted SFAS 123(R) effective January 1, 2006. The adoption of SFAS 123(R) will impact the Company’s results of operations, but will have no material impact on the Company’s overall financial position.

During the nine months ended September 30, 2006 and the year ended December 31, 2006, the Company granted stock options to employees and directors to purchase 2,422 and 2,447 shares of common stock, respectively, both at an exercise price of $0.17 per share. There were no stock options granted to employees or directors during the nine months ended September 30, 2007. See note 12 for a summary of the stock option activity under the Company’s stock-based compensation plan for the nine months ended September 30, 2007 and 2006 and for the year ended December 31, 2006.

The Company received a contemporaneous valuation of the fair value of the Company’s common stock from an independent valuation specialist as of May 31, 2006, which valued the Company’s common stock at $0.17 per share. Stock-based compensation expense under SFAS 123(R) was $18, $107 and $113 for the nine months ended September 30, 2007 and 2006 and for the year ended December 31, 2006, respectively.

3. PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

	Estimated useful life	At December 31, 2006	At September 30, 2007 (unaudited)

Computer equipment	5 years	$1,985	$2,521
Software developed	3 years	1,475	2,107
Software purchased	3 years	776	966
Furniture and fixtures	7 years	156	156
Office equipment	5 years	81	83
Leasehold improvements	Lease term	57	62

		4,530	5,895
Less accumulated depreciation and amortization		(2,225)	(3,028)

Property and equipment, net		$2,305	$2,867

Depreciation and amortization expense was $803, $551 and $797 during the nine months ended September 30, 2007 and 2006 and during the year ended December 31, 2006, respectively, of which $345, $272 and $390 related to software developed, respectively. There were no disposals of property and equipment during the nine months ended September 30, 2007 or during the year ended December 31, 2006.

4. ACCRUED EXPENSES

Accrued expenses are summarized as follows:

	At December 31, 2006	At September 30, 2007 (unaudited)
Accrued salaries and employee benefits	$1,262	$1,089
Other accrued expenses	216	191

Total accrued expenses	$1,478	$1,280

5. DEBT

Line of Credit

In March 2005, the Company entered into a Loan and Security Agreement (the “Third Agreement”) with a lending institution. Under the Third Agreement, the Company has a $750 revolving line of credit that expires March 22, 2007. Borrowings under the line of credit bear interest at the prime rate plus 1.75%. Interest is payable monthly. No borrowings occurred under the line during the nine months ended September 30, 2007 or the year ended December 31, 2006.

On May 31, 2006, the Company entered into a Credit Agreement with a lending institution. Under the Credit Agreement, the Company has a $1,000 revolving line of credit that expires June 30, 2009. Borrowings under the revolving line of credit are subject to a borrowing base formula equal to 70% of eligible accounts receivable. As of September 30, 2007 and December 31, 2006, there were no amounts outstanding under the line of credit.

In connection with the Credit Agreement, the obligations of the Company under the Third Agreement were repaid, and the security interests granted in connection therewith were released.

Long-Term Debt

Under the Credit Agreement, the Company has two term loans. Term Loan A, with a principal amount of $6,000, shall be repaid in 10 consecutive quarterly installments of principal of $600, payable on the last day of each fiscal quarter beginning with the fiscal quarter ending on March 31, 2007. Term Loan B, principal amount of $4,000 is payable on June 30, 2009.

Based on a funded debt to EBITDA (earnings before interest, taxes, depreciation, amortization and certain additional specified add-backs) pricing matrix, borrowings on the revolving line of credit and Term Loan A bear interest at the borrower’s choice of: (1) LIBOR plus 2.00% to 2.75%, or (2) the higher of: (a) the prime rate, or (b) the Federal funds effective rate plus 0.5%. Borrowings on Term Loan B bear interest at the borrower’s choice of: (1) LIBOR plus 3.50%, or (2) the higher of (a) the prime rate, or (b) the Federal funds effective rate plus 0.5%. Interest on Term Loan A is due quarterly. Interest on Term Loan B is due monthly.

On September 15, 2006, the Company entered into an interest rate swap agreement with a lending institution. The swap agreement covers the period from September 30, 2006 to June 30, 2009 and effectively locks the LIBOR interest rate at 5.42% under Term Loan A described above. The Company accounts for the interest rate swaps in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS No. 133 requires the recognition of all derivatives as assets or liabilities and measurement of the instruments at fair value. The change in fair value of derivative instruments is recognized in earnings. Due to a change in the fair value of the interest rate swap, the Company recorded a liability of, and recognized interest expense of $6 and $24 during the nine months ended September 30, 2007 and during the year ended December 31, 2006. Since the swap was initiated on September 15, 2006, there was no change in swap value to trigger recognition of interest expense or recording of a liability during the nine months ended September 30, 2006.

Long-term debt consisted of the following:

	At December 31, 2006	At September 30, 2007 (unaudited)
Term Loan A	$6,000	$4,800
Term Loan B	4,000	4,000

Total Debt	10,000	8,800
Less: current portion of long-term debt	2,400	2,400

Total Long-term Debt	$7,600	$6,400

Under a Security Agreement dated May 31, 2006, advances against the revolving line of credit, Term Loan A and Term Loan B are secured by a first priority security interest in all assets of the Company. Additionally, the Company must maintain compliance with certain financial and non-financial covenants, as set forth in the Credit Agreement and related loan documents. The Company was in compliance with the financial covenants during 2006 and during the nine months ended September 30, 2007.

6. RELATED-PARTY TRANSACTIONS

In March 2000, the Company entered into an agreement with a software vendor whereby the Company purchased software and related licenses, training and support. Amounts paid to the vendor during the nine months ended September 30, 2006 and 2007 and the year ended December 31, 2006 were $7, $11 and $10, respectively. The vendor was acquired in March 2000 by a corporation whose chief executive officer is a director and chairman of the Board of ECIN.

In February 2006, the Company entered into an Equipment Purchase Agreement with a corporation whose chief executive officer is a director and chairman of the Board of the ECIN. Amounts paid to the corporation during the nine months ended September 30, 2006 and 2007 and for the year ended December 31, 2006 were $201, $0 and $268, respectively.

In March 2006, ECIN paid a Board member $15 for services rendered in connection with a merger and recapitalization transaction. During the nine months ended September 30, 2007 ECIN paid to its board members a total of $115.

Management Fee

On May 31, 2006, the Company entered into a Management Advisory Agreement (the “Management Agreement”) with an investor to provide advisory and consulting services to the Company. The investor’s fee for such services was initially $31 per quarter, payable on the last day of each fiscal quarter.

In the event the Management Agreement is not in effect for any full fiscal quarter, the Management Fee will be prorated, and such prorated payment shall be made to the investor: (1) on the last date of such fiscal quarter for the period ended June 30, 2006, and (2) on the last date that this Management Agreement is in effect for the fiscal quarter in which this Management Agreement terminates or expires. The Management Agreement may be terminated should there be a reduction in the investor’s ownership percentage based on a predetermined formula or upon the Company’s initial public offering. Fees paid under the Management Agreement were $55, $94 and $74 for the nine months ended September 30, 2006 and 2007 and the year ended December 31, 2006, respectively.

Origination Fee

On May 31, 2006, the Company entered into an Origination Fee Agreement (the “Fee Agreement”) with an investor. Under the Fee Agreement, the Company paid the investor an equity origination fee equal to 1.5%, or $166, of all equity funded pursuant to the Securities Purchase Agreement as discussed in note 10.

7. LETTERS OF CREDIT

In June 2003, the Company entered into an irrevocable letter of credit agreement with a lending institution. A security deposit of $200 in the form of a letter of credit is specified in ECIN’s Chicago office lease agreement, which commenced November 1, 2003. The letter of credit contains an automatic renewal provision that requires notice of non-renewal to the beneficiary no later than 60 days prior to the current expiration date. The letter of credit expires on June 29, 2008.

Under the Chicago office lease agreement, the Company has the right to reduce the amount of the security deposit so that the letter of credit amounts shall be as follows:

Period	Commitment
November 1, 2006 - October 31, 2007	125,000
November 1, 2007 - October 31, 2008	100,000
November 1, 2008 - October 31, 2009	75,000
November 1, 2009 - October 31, 2010	50,000

Under a Loan and Security Agreement, the letter of credit is collateralized by the Company’s accounts held by a lending institution.

8. COMMITMENTS AND CONTINGENCIES

Capital Leases

In October 2005, the Company entered into a capital lease agreement for certain office equipment. The term of the capital lease is for 36 months and is non-cancelable. The minimum monthly lease payments are $1. The cost of the office equipment was $17. Depreciation expense on the office equipment the nine months ended September 30, 2007 and 2006 and the year ended December 31, 2006, respectively, was $4, $4 and $6 and accumulated depreciation was $12, $6 and $7 at September 30, 2007 and 2006 and December 31, 2006, respectively.

The capital lease allows the Company the option, at the expiration of the term of the capital lease, to purchase all of the equipment covered under the capital lease for a purchase price equal to one dollar.

Future annual minimum capital lease payments as of December 31, 2006 and September 30, 2007, are as follows:

	As of December 31, 2006	As of September 30, 2007 (unaudited)

2007	$ 6	$1
2008	5	5
2009	—	—
2010	—	—
2011	—	—
2012 and thereafter	—	—

	$11	$6

Operating Leases

The Company leases certain equipment and office facilities in Chicago under agreements classified as operating leases. The office lease contains adjustments in annual rentals for inflationary increases. The Company is responsible for its proportionate share of real estate taxes and maintenance costs. The Company entered into a First Amendment with its landlord to increase its rentable square feet effective May 1, 2005. The expansion space is subject to all the terms and conditions of the lease dated July 3, 2003, except as modified under the First Amendment.

The Company entered into a services agreement with a vendor effective September 1, 2006. Under the services agreement, the vendor grants the Company the right to use space for the placement and maintenance of the Company’s computer and communications equipment, provides network services and Internet access, and provides security services and fire protection.

Total lease expense amounted to $367, $218 and $290 for the nine months ended September 30, 2007 and 2006 and for the year ended December 31, 2006, respectively.

Future annual minimum operating lease payments as of December 31, 2006 and September 30, 2007, are as follows:

	As of December 31, 2006	As of September 30, 2007 (unaudited)

2007	$470	$135
2008	495	495
2009	516	516
2010	539	539
2011	541	541
2012 and thereafter	572	572

	$3,133	$2,798

9. EMPLOYEE BENEFIT PLAN

The Company sponsors a 401(k) defined contribution plan covering substantially all eligible employees. Employee contributions to the plan are voluntary. The Company may contribute a discretionary amount equal to 50% of a covered employee’s eligible contribution not to exceed 6% of a participant’s salary. Participants may contribute up to 15% of their salary up to the annual tax-deferred contribution limit allowed by the Internal Revenue Service. The Company’s total matching contributions to the plan were $108, $81 and $105 during the nine months ended September 30, 2007 and 2006 and during the year ended December 31, 2006, respectively. The Company may contribute additional amounts to the plan at its discretion. There were no additional discretionary contributions in 2006 or during the nine months ended September 30, 2007 or 2006. All employer contributions vest over a period of five years.

10. STOCKHOLDERS’ EQUITY

Merger and Financing

On May 31, 2006, the Company consummated a merger (the “Merger”) with ECIN, Inc., an Illinois corporation (the “Merger Sub”) and a wholly-owned subsidiary of the Company. In the Merger, the Merger Sub was merged with and into the Company, and the separate corporate existence of the Merger Sub ceased, while the separate corporate existence of the Company continued unaffected by the Merger.

Prior to the Merger (as defined below) on May 31, 2006, the Company’s authorized stock consisted of 2,400 shares of Series A preferred stock, par value of $0.01 per share (“Old Series A preferred stock”), 20,000 shares of Series B preferred stock, par value of $0.01 per share (“Old Series B preferred stock”), 500 shares of Series C preferred stock, par value of $0.01 per share (“Old Series C preferred stock”), and 100,000 shares of common stock, par value of $0.01 per share (“Old common stock”).

In connection with the Merger, the Company amended its articles of incorporation to increase the total number of shares of all classes of stock that the Company is authorized to issue to 205,000 shares, consisting of 125,000 shares of common stock, par value of $0.001 per share (“New common stock”), 40,000 shares of Series A preferred stock, par value of $0.001 per share (“New Series A preferred stock”), 30,000 shares of Series B preferred stock, par value of $0.001 per share (“New Series B preferred stock”), and 10,000 shares of undesignated preferred stock, par value of $0.001 per share. Each share of New Series A preferred stock and New Series B preferred stock is initially convertible into one share of New Common stock.

Pursuant to the terms of the Merger, each holder of the Company’s Old Series B preferred stock, Old Series C preferred stock and Old common stock (collectively, “Conversion Stock”) issued and outstanding at the effective time of the Merger, had the option to either: (1) convert their shares of Conversion Stock into shares of New Series A preferred stock, or (2) receive a cash payment in consideration for the redemption of their shares of Conversion Stock. The amount of cash paid for the shares of Conversion Stock purchased by the Company was $0.556 per share on an as-converted basis.

Holders of Conversion Stock that elected to convert their shares into New Series A preferred stock received one share of New Series A preferred stock for each share of Old common stock and one share of New Series A preferred stock for each share of Old Series B preferred stock, while holders of Old Series C preferred stock received twenty shares of New Series A preferred stock for each share of Old Series C preferred stock (corresponding to the number of shares of common stock into which each share of Old Series C preferred stock was convertible prior to the Merger). A total of 21,432 shares of New Series A preferred stock were issued to the former holders of Conversion Stock in the Merger.

Pursuant to the Securities Purchase Agreement by and between the Company and an investor dated May 31, 2006, the Company sold to the investor 17,231 shares of New Series B preferred stock at a price of $0.556 per share and an accompanying warrant exercisable for an additional 450 shares of New common stock for a total payment of $12,581 (the “New Series B Financing”). The Company used the proceeds of the New Series B Financing to fund the redemption of the Conversion Stock from the holders that elected to receive a cash payment for their stock.

The investor may receive a refund of a portion of its per share purchase price for the New Series B preferred stock or an adjustment to the conversion ratio for the New Series B preferred stock based on working capital and EBITDA true-up adjustments under the Securities Purchase Agreement and the Company’s articles of incorporation. In addition, the investor may receive additional shares of New Series B preferred stock or a refund of a portion of its per share purchase price for the New Series B preferred stock for breaches of the Company’s representations, warranties and covenants in the Securities Purchase Agreement.

Dividends

Pre-Merger and Financing

Prior to the Merger and the Financing, each share of Old Series A, Old Series B and Old Series C preferred stock accrued cumulative dividends on a daily basis at the rate of 8.0% per annum on the liquidation value of such stock which, initially, was $2.50 per share, $0.25 per share and $0.25 per share, respectively (such amount to be proportionately adjusted for all subsequent stock splits, stock dividends and other recapitalizations). Such dividends could be paid in cash or in additional shares of Old Series A, Old Series B or Old Series C preferred stock, when and if declared by the Board, except that all accrued and unpaid dividends to which a holder of Old Series A, Old Series B or Old Series C preferred stock was then entitled must be paid in cash upon a liquidation or redemption. Additionally, each holder of Old Series A, Old Series B or Old Series C preferred stock is entitled to participate in any dividend of cash, stock or other property paid on the Old common stock based on the number of shares of Old common stock into which such Old Series A, Old Series B or Old Series C preferred stock was convertible on the record date.

Post-Merger and Financing

Following the Merger, the New Series A preferred stock and New Series B preferred stock does not have a stated dividend, and holders of such stock shall be entitled to receive dividends at such times and in such amounts as may be determined by the Board. No dividend shall be declared or paid on the New common stock unless an equivalent dividend is declared and paid on the New Series A preferred stock and New Series B preferred stock on an as-converted basis and unless all declared and unpaid dividends on New Series A and New Series B preferred stock are paid.

Liquidation Preference

Pre-Merger and Financing

Prior to the Merger and the Financing, upon a liquidation or sale of the Company, after payment or provision for payment of the debts and other liabilities of the Company, each holder of Old Series C preferred stock was entitled to a preferential payment for each share of Old Series C preferred stock held by such holder in the amount equal to the greater of: (1) the liquidation value of the Old Series C preferred stock of $0.25 per share, plus all accrued and unpaid dividends, or (2) the amount that would have been paid upon the conversion of the Old Series C preferred stock had such stock been converted to Old common stock immediately prior to such liquidation or sale, plus all accrued and unpaid dividends.

If upon a liquidation or sale of the Company, the Company’s assets were insufficient to permit full payment to the holders of the Old Series C preferred stock of the foregoing amount, the assets available for distribution to the holders of the Old Series C preferred stock would be distributed pro rata among such holders based upon the aggregate Old Series C preferred stock liquidation value plus accrued and unpaid dividends of the Old Series C preferred stock held by each such holder.

Upon a liquidation or sale of the Company, after payment or provision for payment of the debts and other liabilities of the Company and the payment of the foregoing amounts in respect of the Old Series C preferred stock, each holder of Old Series B preferred stock was entitled to a preferential payment for each share of Old Series B preferred stock held by such holder in the amount equal to the greater of: (1) the liquidation value of the Old Series B preferred stock of $0.25 per share, plus all accrued and unpaid dividends, or (2) the amount that would have been paid upon the conversion of the Old Series B preferred stock had such stock been converted to Old common stock immediately prior to such liquidation or sale, plus all accrued and unpaid dividends. If upon a liquidation or sale of the Company, the Company’s assets were insufficient to permit full payment to the holders of the Old Series B preferred stock of the foregoing amount, the assets available for distribution to the holders of the Old Series B preferred stock would be distributed pro rata among such holders based upon the aggregate Old Series B preferred stock liquidation value plus accrued and unpaid dividends of the Old Series B preferred stock held by each such holder.

Upon a liquidation or sale of the Company, after payment or provision for payment of the debts and other liabilities of the Company and the payment of the foregoing amounts in respect of the Old Series C preferred stock and Old Series B preferred stock, each holder of Old Series A preferred stock was entitled to a preferential payment for each share of Old Series A preferred stock held by such holder in the amount equal to the greater of: (1) the liquidation value of the Old Series A preferred stock of $2.50 per share, plus all accrued and unpaid dividends, or (2) the amount that would have been paid upon the conversion of the Old Series A preferred stock had such stock been converted to Old common stock immediately prior to such liquidation or sale, plus all accrued and unpaid dividends.

If upon a liquidation or sale of the Company, the Company’s assets were insufficient to permit full payment to the holders of the Old Series A preferred stock of the foregoing amount, the assets available for distribution to the holders of the Old Series A preferred stock would be distributed pro rata among such holders based upon the aggregate Old Series A preferred stock liquidation value plus accrued and unpaid dividends of the Old Series A preferred stock held by each such holder.

After payment or provision for payment of the debts and other liabilities of the Company and any preferential amounts to which the holders of any outstanding shares of Old Series C, Old Series B or Old Series A preferred stock were entitled, the holders of Old common stock were entitled to share ratably in the remaining assets of the Company.

Post-Merger and Financing

Following the Merger and the Financing, upon a liquidation or sale of the Company, after payment or provision for payment of the debts and other liabilities of the Company, each holder of New Series B preferred stock is entitled to a preferential payment for each share of New Series B preferred stock held by such holder equal to the greater of: (1) the liquidation value of the New Series B preferred stock of $0.73 per share, plus all declared and unpaid dividends, if any, or (2) the amount that would have been paid upon the conversion of the New Series B preferred stock had it been converted to New common stock immediately prior to such liquidation or sale, plus all declared and unpaid dividends. If upon a liquidation or sale of the Company, the Company’s assets are insufficient to permit full payment to the holders of the New Series B preferred stock of the foregoing amount, the assets available for distribution to the holders of the New Series B preferred stock shall be distributed pro rata among such holders based upon the aggregate New Series B preferred stock liquidation preference of the New Series B preferred stock held by each such holder.

Upon a liquidation or sale of the Company, after payment or provision for payment of the debts and other liabilities of the Company and the payment of the foregoing amounts in respect of the New Series B preferred stock, each holder of New Series A preferred stock is entitled to a preferential payment for each share of New Series A preferred stock held by such holder equal to the greater of: (1) the liquidation value of the New Series A preferred stock of $0.556 per share, plus all declared and unpaid dividends, if any, or (2) the amount that would have been paid upon the conversion of the New Series A preferred stock had it been converted to New common stock immediately prior to such liquidation or sale, plus all declared and unpaid dividends.

If upon a liquidation or sale of the Company, the Company’s assets are insufficient to permit full payment to the holders of the New Series A preferred stock of the foregoing amount, the assets available for distribution to the holders of the New Series A preferred stock shall be distributed pro rata among such holders based upon the aggregate New Series A preferred stock liquidation preference of the New Series A preferred stock held by each such holder.

After payment or provision for payment of the debts and other liabilities of the Company and any preferential amounts to which the holders of any outstanding shares of New Series B or New Series A preferred stock are entitled, the holders of New common stock shall be entitled to share ratably in the remaining assets of the Company.

Redemption

Pre-Merger and Financing

Prior to the Merger and the Financing, at any time after March 7, 2005, the holders of a majority of the outstanding Old Series A, Old Series B or Old Series C preferred stock had the right to request redemption at a price equal to the liquidation value of such stock plus accrued and unpaid dividends thereon (the “Redemption Value”). If a change in ownership of the Company occurred, the holders of a majority of the outstanding Old Series A, Old Series B or Old Series C preferred stock had the right to require the Company to redeem all or a portion of the Old Series A, Old Series B or Old Series C preferred stock at a price equal to the Redemption Value thereof. If the Company sold more than 50% of its assets or merged with another entity and does not remain the surviving corporation, or if the Company completed a public offering, any holder of Old Series A, Old Series B or Old Series C preferred stock had the right to require the Company to redeem all or any portion of their shares at a price equal to the Redemption Value thereof.

On May 31, 2006, the Company redeemed its outstanding Old Series A preferred stock from the holder of such stock at its liquidation value of $6,000 plus accrued dividends of $3,516. In connection with this redemption, the Company also purchased the shares of the Company’s Old Series B preferred stock, Old Series C preferred stock and warrants from the Old Series A preferred stockholder pursuant to the Merger (described below) and a redemption agreement by and between the Company and this holder. The redemption was funded by the Company with proceeds from a debt financing provided by a lending institution pursuant to the Credit Agreement and from the New Series B Financing.

Post-Merger and Financing

Following the Merger and the Financing, at any time on or after May 31, 2011, the holders of a majority of the outstanding New Series B preferred stock may (but shall not be obligated to) request redemption of all of the then outstanding New Series B preferred stock, at a price per share of New Series B preferred stock equal to $0.73 plus declared and unpaid dividends.

Conversion

Pre-Merger and Financing

Prior to the Merger and the Financing, at any time, any holder of Old Series A, Old Series B or Old Series C preferred stock could convert all or any portion of the Old Series A, Old Series B or Old Series C preferred stock held by such holder into Old common stock with the number of shares of Old common stock to be issued upon such conversion computed by multiplying the number of shares of Old Series A, Old Series B, or Old Series C preferred stock to be converted by $2.50 (for Old Series A preferred stock), $0.25 (for Old Series B preferred stock) or $0.25 (for Old Series C preferred stock) and dividing the result by the conversion price for such stock then in effect.

The initial conversion price was $2.50 for Old Series A preferred stock, $0.25 for Old Series B preferred stock and $0.25 for Old Series C preferred stock and was subject to adjustment from time to time in order to prevent dilution of ownership rights. The Company could at any time require the conversion of all of the outstanding Old Series A, Old Series B or Old Series C preferred stock in connection with the consummation of a qualified public offering, as defined in the Company’s articles of incorporation.

Post-Merger and Financing

Following the Merger and the Financing, at any time, any holder of New Series A or New Series B preferred stock may convert all or any portion of such New Series A or New Series B preferred stock held by such holder into a number of shares of New common stock computed by multiplying the number of shares of New Series A or New Series B preferred stock to be converted by $0.556 and dividing the result by the New Series A or New Series B Conversion Price then in effect. The initial New Series A Conversion Price was $0.556. The initial New Series B Conversion Price was $0.556. Each of the New Series A Conversion Price and New Series B Conversion Price shall be collectively defined to be a “Conversion Price.” All of the New Series A preferred stock and New Series B preferred stock automatically converts into New common stock in connection with the consummation of a qualified public offering, as defined in the Company’s articles of incorporation. The holders of a majority of the New Series B preferred stock can require the conversion of all of the New Series B preferred stock into New common stock, and in connection therewith all of the New Series A preferred stock will be converted into New common stock. The holders of a majority of the New Series A preferred stock can require the conversion of all of the New Series A preferred stock into New common stock.

Voting

Pre-Merger and Financing

In general, the holders of the Old Series A, Old Series B and Old Series C preferred stock voted on an as-converted basis together with the holders of the Company’s Old common stock as a single class. The holders of Old Series A, Old Series B and Old Series C preferred stock had the right to approve certain specified actions by the Company.

Post-Merger and Financing

In general, the holders of New Series A and New Series B preferred stock vote on an as-converted basis together with the holders of the Company’s New common stock as a single class. The holders of New Series A and New Series B preferred stock have the right to approve certain specified actions by the Company.

Anti-Dilution Protection

Pre-Merger and Financing

Prior to the Merger and the Financing, in the event the Company issued or sold equity securities for a consideration less than the conversion price for the Old Series A preferred stock, Old Series B preferred stock or Old Series C preferred stock (subject to certain exceptions), the holders of the Old Series A preferred stock, Old Series B preferred stock, or Old Series C preferred stock received weighted-average anti-dilution protection through an adjustment in the conversion price for such stock.

Post-Merger and Financing

Following the Merger and the Financing, in the event the Company issues or sells equity securities for a consideration less than the conversion price for the New Series A preferred stock, or New Series B preferred stock (subject to certain exceptions), the holders of the New Series A or New Series B preferred stock receive weighted-average anti-dilution protection through an adjustment in the conversion price for such stock.

Stock Warrants

In conjunction with a promissory note issued in February 2001, the Company issued a warrant to a stockholder exercisable for the purchase of up to 240 shares of Old common stock at an exercise price of $.10 per share. The fair value associated with the warrants was nominal. Warrants to purchase 240 Old common shares were exercised on January 17, 2006.

In June 2001, the Company granted to an association of hospitals (the “Association”) warrants exercisable for the purchase of up to 4,600 shares of Old common stock at an exercise price of $.025 per share. The warrants were exercisable upon achievement of particular milestones pursuant to a license agreement, and 450 became vested upon signing the license agreement. In December 2002, the Company amended its agreement with the Association, and the warrants were terminated and made null and void in all respects. In October 2004, a member hospital of the Association, who had an interest in the warrant, claimed that they did not agree to the nullification of the agreement; therefore, the Company granted the hospital warrants to purchase 500 shares of Old common stock under the terms of the original agreement. The fair value associated with the warrants is nominal. Warrants to purchase 500 Old common shares were exercised on May 11, 2006.

In conjunction with a promissory note that was issued in February 2002, the Company issued a warrant to a stockholder exercisable for the purchase of up to 100 shares of Old common stock at an exercise price of $.10 per share. Following the Merger, the warrant is exercisable into New Series A preferred stock. The fair value associated with the warrants is nominal.

In March 2003, the Company entered into a Loan and Security Agreement with a lending institution. In conjunction with the agreement, the Company issued a warrant to the lending institution exercisable for the purchase of up to 5 shares of Old Series C preferred stock at an exercise price of $5.00 per share. The fair value associated with the warrants is nominal.

In conjunction with the Merger, the Company issued a warrant on May 31, 2006, to the holders of the New Series B preferred stock exercisable for the purchase of up to 450 shares of New common stock at an exercise price of $0.17 per share. The fair value associated with the warrants is $76.

11. STOCK OPTION PLAN

In 1998, the Board adopted the Company’s 1998 Incentive Option Plan (the “1998 Plan”), which was approved by the stockholders of the Company in August 1999. In February 2001, the stockholders of the Company approved the Amended and Restated Long-Term Incentive Plan (the “2001 Plan”), which amended the 1998 Plan.

In July 2005, the Board increased the aggregate number of shares as to which awards may be granted pursuant to Article III of the 2001 Plan. In May 2006, the Board adopted the 2006 Amended and Restated Long-Term Incentive Plan (the “2006 Plan”), which amended the 2001 Plan. The amendment and restatement reflects certain design changes to the 2001 Plan and an increase in the number of shares available for issuance under the Plan.

The Plan permits the granting of awards to key employees of the Company and non-employees in various forms, including stock options, restricted stock, rights, performance awards and cash awards. A committee consisting of Board members administers the Plan.

At December 31, 2006 and September 30, 2007 there were 1,800 options available for grant under the 2006 Plan. Generally, the option’s maximum term is 10 years.

Options granted to employees and consultants vest over three to five years. Options granted to directors have various vesting schedules, which include immediate vesting and vesting up to three years. Subject to the Plan, options shall be exercisable in their entirety as of the grant date.

The following summarizes changes in stock options:

	As of December 31, 2006		As of September 30, 2007 (unaudited)
	Shares	Weighted- average exercise price	Shares	Weighted- average exercise price
Outstanding, beginning of year	5,899	$0.08	1,382	$0.20
Granted	2,447	0.17	—	—
Exercised	(6,894)	0.09	—	—
Canceled, terminated or forfeited	(70)	0.12	(8)	0.17

Outstanding, end of year	1,382	0.20	1,374	0.20

Exercisable, end of year	1,382	0.20	1,374	0.20

Vested, end of year	705	0.23	870	0.22

Of the total options outstanding at December 31, 2006 and September 30, 2007, options to purchase 70 shares of New common stock at an average exercise price of $1.96 and were granted prior to adopting the 1998 Plan.

The following summarizes the option shares:

	As of December 31, 2006				As of September 30, 2007 (unaudited)
Exercise price	Options outstanding	Weighted- average remaining life	Options vested	Weighted- average remaining life	Options outstanding	Weighted- average remaining life	Options vested	Weighted- average remaining life
$0.01	459	1.71	459	3.36	459	1.47	459	2.33
$0.11	176	1.08	176	2.12	176	0.99	176	1.56
$0.125 - $0.25	677	4.62	—	—	669	4.23	165	1.65
$1.250 - $1.875	60	0.03	60	0.07	60	0.00	60	0.00
$2.50	10	0.01	10	0.02	10	0.01	10	0.01

	1,382	7.45	705	5.57	1,374	6.70	870	5.55

Compensation expense to be recognized subsequent to December 31, 2006 and September 30, 2007 related to unvested awards is $82 and $60, respectively.

12. INCOME TAXES

The income tax provision (benefit) consists of the following:

At December 31, 2006

Current income taxes
Federal	$834
State	118

Total current	952
Deferred income taxes
Federal	(2,686)
State	(361)

Total deferred	(3,047)

Total tax benefit	$(2,095)

During 2006, the Company recognized a net tax benefit due to the reduction of the valuation allowance against deferred tax assets.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred tax assets are valued based upon the expectation of future realization on a “more likely than not” basis. A valuation allowance is established for that portion of deferred income tax asset that cannot meet this realization standard.

Management has reviewed the components of deferred tax assets and determined that, due to the Company’s current and anticipated profitability, it is more likely than not that a portion of the deferred tax asset will be realized through future earnings, and the valuation allowance has been reduced accordingly.

The deferred tax assets (liabilities) consist of the following components:

At December 31, 2006
Net operating loss carryforwards	$5,926
Allowance for doubtful accounts and credit memos	74
Accrued expenses	140
Stock compensation expense	44
Depreciation and amortization	(62)
Deferred rent	83
Deferred revenue	1,646

Gross deferred tax asset	7,851

Valuation allowance	(3,573)

Net deferred tax asset	$4,278

Although realization of deferred tax assets is not assured, management believes it is more likely than not that the recognized deferred tax asset will be realized through future earnings.

As of December 31, 2006, the Company had net operating loss (“NOL”) carryforwards of $15,196. Utilization of NOL carryforwards is subject to the generation of taxable income in future periods.

As of December 31, 2006, Federal NOL carryforwards available and their year of expiration are as follows:

2019	$690
2020	8,733
2021	4,304
2022	1,326
2023	143

$15,196

The Company has determined that ownership changes under Section 382 of the Internal Revenue Code (“Section 382”) have occurred and assessed the impact on its NOL carryforwards. The portion of the NOL carryforward that has been validated as not being impacted by Section 382 has been appropriately considered in management’s analysis of the realizability of the deferred tax assets and was taken into account in the determination of the recognized valuation allowance.

13. CONCENTRATION OF CREDIT RISK

The Company’s financial instruments, which are potentially subject to concentrations of credit risk, consist principally of cash and cash equivalents and accounts receivable. The Company maintains cash balances, money market funds and certificates of deposit with banks, which invest primarily in U.S. Government securities. The cash balances and certificates of deposit are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $100 per member bank. The Company had cash and cash equivalents on deposit at September 30, 2007 and December 31, 2006 that exceeded the balance insured by the FDIC in the amount of $4,985 and $3,807, respectively.

The Company performs periodic credit evaluations of its customers’ financial condition and, generally, does not require collateral. As of September 30, 2007 and December 31, 2006, two customers comprised approximately 15% and 11% and 11% and 21%, respectively, of the Company’s gross accounts receivable.

14. SUBSEQUENT EVENTS

Migratory Merger

Effective January 18, 2007, the merger of Extended Care Information Network, Inc., an Illinois corporation (“ECIN Illinois”) into Extended Care Information Network, Inc., a Delaware corporation (“ECIN Delaware”) was completed. On October 31, 2006, the Board of Directors of ECIN Illinois adopted the Plan and Agreement of Merger. On December 21, 2006, the shareholders of ECIN Illinois adopted the Plan and Agreement of Merger, which was detailed in the merger notice sent to the shareholders on November 21, 2006.

The primary purpose of the merger was to re-domicile ECIN Illinois as a Delaware corporation, thus taking advantage of certain benefits of Delaware corporate law. Following the merger, ECIN Delaware continued to conduct the business of ECIN Illinois in the same manner that the business was conducted prior to the merger.

Warrants

Warrants to purchase 100 shares of New Series A preferred stock were exercised on January 30, 2007.